SCS Contract No. SCS-28699	Exhibit 10.46(b)

GENERAL CONDITIONS OF THE CONTRACT

FOR THE PURCHASE OF CHEMICAL AND/OR GAS PRODUCTS

TABLE OF CONTENTS

1.0	DEFINITIONS	1
2.0	SCOPE	2
3.0	EXECUTION AND INTERPRETATION	2
4.0	PROPRIETARY INFORMATION	3
5.0	WARRANTY	3
6.0	PROPRIETARY INTEREST INDEMNIFICATION	3
7.0	FORCE MAJEURE	4
8.0	ALLOCATION OF RESPONSIBILITY	5
9.0	INSURANCE	5
10.0	INDEMNITY	6
11.0	TAXES	9
12.0	RESPONSIBILITY FOR FOREIGN MANUFACTURE	9
13.0	RATE OF EXCHANGE	9
14.0	LANGUAGE AND MEASUREMENT SYSTEM	9
15.0	SUBCONTRACTS	9
16.0	ASSIGNMENT OF CONTRACT	9
17.0	COMPLIANCE WITH LAWS AND REGULATIONS	10
18.0	COMPLIANCE AND ETHICS.	10
19.0	GENERAL SERVICES ADMINISTRATION	11
20.0	GOVERNMENTAL HEARINGS	11
21.0	CANCELLATION BY THE PURCHASER FOR BREACH	12
22.0	SUPPLIER LIMITATION OF LIABILITY	12
23.0	SUPPLIER’S RIGHTS UPON BREACH BY COMPANY	12
24.0	DELIVERY	12
25.0	INVOICING AND PAYMENT	12
26.0	AUDIT	13
27.0	TITLE	13
28.0	INDEPENDENT CONTRACTOR	13
29.0	SURVIVAL OF REPRESENTATIONS	13
30.0	SUPPLIER REPRESENTATIVE	13
31.0	POLICIES AND PROCEDURES	14
32.0	TIME OF THE ESSENCE	14
33.0	NOTICES	14
34.0	MISCELLANEOUS	14

i

SCS Contract No. SCS-28699

GENERAL CONDITIONS THE CONTRACT

FOR THE PURCHASE OF CHEMICAL AND/OR GAS PRODUCTS

1.0	DEFINITIONS

1.1 The term “Affiliate” as used herein shall mean any present and future corporation, partnership, association, joint stock company, joint venture, limited liability company, limited liability partnership, or trust directly or indirectly controlling, controlled by or under common control with SCS. Control as used herein shall mean ownership. The Southern Company is the Parent Company of Southern Company Services, Inc. (“SCS”) and some of SCS’s present Affiliates are Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric Power Company, and Southern Power Company.

1.2 The term “Bid” is hereby defined as meaning any and all pricing, specifications, and other documents transmitted by the Supplier to Purchaser in response to the written Request for Quote from Purchaser.

1.3 The term “Contract Price” means collectively the agreed upon price or prices of the Product. The term “Supplier” is defined as meaning the entity responsible for furnishing the chemical and/or gas Product(s) specified in the Contract.

1.4 The term “Contract Time” is defined as the period of time, including authorized adjustments, if any, allotted for furnishing and delivering the Product.

1.5 The “Contract” shall consist of: the Master Agreement (“Master Agreement”); a Purchase Order issued by Purchaser in accordance with the terms of the Master Agreement; these General Conditions of the Contract for the Purchase of Chemical and/or Gas Products; any Special Conditions; Technical Specifications; The Bid as may be revised and finally accepted in writing; any Modification, and; such other documents as the parties may agree to in writing.

1.6 The “Master Agreement” is a document which, upon execution by SCS and Supplier, establishes the terms and conditions of the Contract under which Supplier shall furnish and Purchaser shall purchase the Products.

1.7 The term “Modification” is hereby defined as meaning a written (i) amendment to the Contract signed by the authorized representatives of the parties, (ii) addendum to the Contract signed by the authorized representatives of the parties; or (iii) change in the Contract evidenced by a change order, memorandum of change or other document effecting such change. Supplier’s execution or acceptance of a Modification, or performance thereunder shall constitute a change in or to the Contract.

1.8

The “Persons Indemnified” are the Purchaser, the Affiliates, the Southern Company and the directors, officers, representatives, agents and employees of each of them. In addition, for all work to be performed under the Contract at Purchaser’s generating facility known as Plant Wansley, the “Persons Indemnified” shall include the co-owners of Plant Wansley, and for all work to be performed under the Contract at Purchaser’s generating facility known as Plant Scherer, the “Persons Indemnified” shall include the co-owners of Plant Scherer, and the directors, officers, representatives, agents and employees of each of them. The co-owners of Plant Wansley are Oglethorpe Power Corporation (“OPC”), Municipal Electric Authority of Georgia (“MEAG”), and City of Dalton, Georgia (“Dalton”). The co-owners of Plant Scherer are OPC, MEAG, Dalton, Jacksonville Electric Authority (“JEA”) and Florida Power and Light (“FPL”)

1.9 The term “Product” means collectively, any and all chemical and/or gas products to be furnished by Supplier under the Contract.

1.10 The term “Purchaser” is defined as meaning the company named in the applicable Purchase Order, which may be any of the present and future affiliates (collectively the “Affiliates” and individually an “Affiliate”) of The Southern Company (“Parent Company”); provided, however, that the Purchaser shall be solely responsible for its own contractual obligations and liabilities, and no provision of the Contract shall be construed as making any Affiliate or the Parent Company liable for any obligations or other liabilities of the Purchaser. SCS will execute the Master Agreement and may otherwise act as Purchaser’s agent for soliciting bids and for certain administrative matters under the Contract.

1.11 The “Purchase Order” is a document of purchase of the Product that is issued by Purchaser pursuant to the Contract. The Purchase Order constitutes Purchaser’s specific authorization of Supplier’s furnishing of such Product.

1.12 The term “Request for Quote” is defined as meaning any and all instructions, Master Agreement, General Conditions of the Contract, Special Conditions, if any, Technical Specifications, and other documents submitted by Purchaser to Supplier in a request for Supplier to submit a Bid to furnish the Product.

1.13 The term “Supplier” is defined as meaning the entity responsible for furnishing the chemical and/or gas Product(s) specified in the Contract.

1.14 The term “Technical Specifications” is that portion of the Contract consisting of Purchaser’s written requirements for the Product to be provided by Supplier.

2.0	SCOPE

It is the object and intent of these General Conditions of the Contract along with the other Contract Documents to establish the technical and commercial terms and conditions of the Contract under which Supplier shall provide the material, labor, supervision, and equipment necessary to sell and supply the Product to Purchaser and under which Purchaser shall purchase the Product.

3.0	EXECUTION AND INTERPRETATION

3.1 The Supplier shall enter into the Contract with the Purchaser for the furnishing of the Product. By entering into the Contract, the Supplier represents that it:

3.1.1 has read and studied the Contract Documents and understands same;

3.1.2 has familiarized itself with the terms and conditions under which the Contract is to be performed;

3.1.3 has correlated its observations with the requirements of the Contract Documents; and,

3.1.4 is fully able to perform the Contract.

3.2 The Contract Documents are complementary, and any portion or part thereof shall be as binding as if called for in all Contract Documents. Words that have a well-known technical or trade meaning are used throughout the Contract Documents in accordance with such recognized or well-known meaning unless specifically defined otherwise.

3.3 If there is any conflict in the Contract Documents, the priority shall be as follows in descending order: any Modifications, the Purchase Order exclusive of any preprinted terms thereon, the Master Agreement, any Special Conditions, these General Conditions, the Technical Specifications, and the Supplier’s Bid. Any preprinted terms and conditions on Supplier’s acknowledgment, invoice, delivery form or other Supplier documents are hereby deleted and declared null and void. The preprinted terms and conditions on any Purchase Order issued to Supplier are hereby deleted and declared null and void. Supplier’s written acknowledgment of any Purchase Order or performance by shipment or otherwise pursuant to any Purchase Order shall constitute acceptance of all of the terms and conditions of the Contract.

4.0	PROPRIETARY INFORMATION

4.1 In the performance of the obligations of the parties under the Contract or in the contemplation thereof, each party, its Affiliates and its and its Affiliates’ personnel may have access to private or confidential information, including but not limited to information concerning costs, charges, operating procedures and methods of doing business which may be owned or controlled by the other party. The receiving party agrees that any such information which is disclosed to it in a document or other media clearly indicated to be proprietary and confidential by a label, legend or other notice included in or placed upon the document or other media at all times shall remain the exclusive property of the disclosing party and shall be used by the receiving party solely for the purpose of performing its obligations under the Contract. The receiving party also agrees to exercise reasonable efforts, consistent with the efforts that the receiving party exercises to protect information of its own that it regards as confidential, to keep such information in confidence and not to copy or permit others to copy the information or disclose the same to unauthorized persons. The receiving party is authorized to disclose such information only to personnel of receiving party and its Affiliates who require the information in the course of performance under the Contract. Notwithstanding the foregoing, the confidential information of the disclosing party shall not be deemed to include the following:

4.1.1 Information that was in the public domain prior to disclosure to the receiving party hereunder or that subsequently becomes part of the public domain through no wrongful act of the receiving party;

4.1.2 Information that was in the receiving party’s possession free of any obligation of secrecy prior to the disclosure to the receiving party by the disclosing party;

4.1.3 Information that was disclosed to the receiving party by a third party which the receiving party reasonably believes has no obligation of secrecy with respect thereto; and

4.1.4 Information that was developed by or for the receiving party independently of and without reference to the confidential information of the disclosing party.

4.2 If the receiving party is required to disclose the confidential information of the disclosing party pursuant to any legal proceeding, the receiving party shall notify the disclosing party in writing of the request for disclosure and allow the disclosing party to seek an appropriate protective order in connection with the disclosure. The receiving party shall not intentionally remove from the confidential information of the disclosing party any labels, legends or other notices indicating the confidential and proprietary nature of such information.

5.0	WARRANTY

5.1 Supplier warrants that all Products sold and delivered to Purchaser under the Contract shall conform strictly to the Technical Specifications.

5.2 THE WARRANTY SET FORTH IN PARAGRAPH 5.1 ABOVE IS IN LIEU OF ALL OTHER WARRANTIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN FACT OR BY LAW, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.0	PROPRIETARY INTEREST INDEMNIFICATION

Supplier shall indemnify and hold Purchaser harmless from any suit or proceeding brought against Purchaser which is based on a claim that the Product furnished under the Contract constitutes an infringement of any patent of the United States or any foreign nation or a breach of any trade secret, copyright, trademark, or other proprietary right of any kind whatsoever of any third party either in the United States or in a foreign nation. Supplier shall pay all costs and expenses of investigation and defense, and pay any settlement or judgment arising out of any such claim, suit or proceeding. In case the Product is in any such suit held to constitute infringement or breach and Purchaser’s use of said Product or part is enjoined, Supplier shall, at its expense, either (i) procure for Purchaser the right to continue using said Product, (ii) replace said Product with non-infringing product which is equivalent in function or (iii) modify said Product so it becomes non-infringing yet equivalent in function. In the event it is impossible for Supplier to comply with any of the alternatives set forth above, or if Supplier has for any reason failed to comply with any of said alternatives within thirty (30) days of Purchaser’s use of such Product being enjoined, then Supplier shall, if requested by Purchaser, and upon terms and conditions satisfactory to Purchaser, remove said Product and refund the Contract Price applicable to the quantity of Product removed, the transportation costs thereof, and all other amounts including, but not limited to, any sales and use taxes paid by Purchaser in connection with said Product. Without limiting the generality of the above, Without limiting the generality of the above, Supplier warrants that it has no knowledge or notice of any claim or instance where the combination of Product provided by Supplier with other equipment, components, materials, apparatus, items or processes (regardless of whether such other equipment, components, materials, apparatus, items or processes were furnished by Supplier) are or would be the basis for a claim of such infringement or breach. (“Combination of Product Claim”) In the event Supplier becomes aware any such Combination of Product Claim, Supplier shall immediately notify Purchaser in writing, providing all relevant details. Failure promptly to provide prompt notice of such Combination of Equipment Claim shall expand the above described indemnification and hold harmless obligation to such Combination of Equipment Claim(s). The indemnification provided in this Section entitled, PROPRIETARY INTEREST INDEMNIFICATION, shall survive the cancellation, termination or expiration of the Contract.

7.0	FORCE MAJEURE

7.1 Definition of Force Majeure

“Force Majeure” shall mean an event or condition that prevents or delays the performance by a Party of its obligations under this Agreement to the extent beyond the reasonable control, and without the fault or negligence, of the party claiming relief, and which by the reasonable exercise of due diligence such claiming Party is unable to prevent or overcome. Force Majeure, includes, but is not limited to, Acts of God, fires, floods, explosions, electrical storms, windstorms, extremes of temperature, earthquakes, enactment of new Applicable Law or changes in Applicable Law, landslides, cave-ins, war, riot, terrorism, embargoes, acts of the public enemy or sabotage, and boycotts. For the sake of clarity, new Applicable Law or Change in Applicable Law will include, without limitation, such changes in Applicable Law that eliminate or materially change the need for injection of carbon at Purchaser’s power plants. Force Majeure does not include events of labor unrest, strike or work stoppage. In no event shall an Event of Force Majeure excuse or delay the payment of any amount owed by one Party to the other Party under this Agreement.

7.2 Effect of Force Majeure

If Force Majeure prevents a Party from performing any of its obligations under this Agreement, and if such Party gives to the other Party Notice of the Force Majeure (which Notice (i) shall identify the event of Force Majeure and, to the extent known, the expected length of time during which the event of Force Majeure will be in effect and the plan of the Party experiencing the Force Majeure to correct or remove it and (ii) be delivered promptly), then the obligations of the Party giving such Notice are excused to the extent made necessary by the Force Majeure and during its continuance, which time period shall be called the “Force Majeure Period.” However, an event of Force Majeure shall excuse the obligations of the notifying Party only to the extent that such Party takes all commercially reasonable actions necessary to overcome the Force Majeure with all reasonable dispatch. Only the Party suffering a Force Majeure may claim Force Majeure relief; however, the other Party shall be excused from its obligations which depend upon the performance of the obligations excused by the Force Majeure. An attempt by the Party suffering an event of Force Majeure to perform its obligations notwithstanding the Force Majeure shall not constitute a waiver of the right to claim Force Majeure if such attempt proves unsuccessful. The Party affected by Force Majeure shall not be required to submit to unreasonable conditions or restrictions imposed by any governmental authority or contract counterparty to overcome the Force Majeure. To the extent that Supplier is unable to deliver Carbon due to Force Majeure, Purchaser’s Carbon Purchase Commitment shall be reduced by the amount of Carbon that Supplier was scheduled to deliver during the Force Majeure Period as indicated in the Annual Nomination/monthly delivery schedule provided however, that Purchaser will accept the delivery of such amount of Carbon at the end of the Term over a period equal to the duration of the Force Majeure if Purchaser still has need for delivery of Carbon. In the even that new Applicable Law or Changes in Applicable Law eliminate the need for injection of carbon at Purchaser’s power plants (i.e. changes in Applicable Law reduce Mercury control obligations such that Purchaser’s plant(s) could comply with such new Law by operating as configured prior to the injection of Carbon), then Pruchaser may terminate this Agreement without further obligation.

8.0	ALLOCATION OF RESPONSIBILITY

8.1 Risk of loss with respect to all Product delivered by Supplier under the Contract shall pass to Purchaser when the Product enters Purchaser’s storage facilities or when the Product enters Purchaser’s pipelines if, under the Contract, Supplier rents to, leases to, or otherwise provides to Purchaser the storage facility or supply system to which the Product is delivered and to which Purchaser’s pipelines are attached.

8.2 Purchaser acknowledges that there are hazards associated with the use of Product. Supplier will provide Purchaser with Material Safety Data Sheets setting forth the general hazards and safety information relating to Product. Purchaser hereby assumes all responsibility for warning its employees and independent contractors exposed to Product of all such hazards and shall hold harmless and indemnify Supplier from and against all liability arising from any failure to make such warnings. Supplier shall promptly notify Purchaser of any additional hazards of which Supplier may, from time to time, become aware.

8.3 Final determination of the suitability of the Product for any use contemplated by Purchaser is the sole responsibility of Purchaser, and Supplier shall have no responsibility in connection therewith. Purchaser shall avail itself of testing devices to determine the purity of Product before Purchaser uses it at Purchaser’s discretion, but no error in, or failure to make, any such test shall impair any right on the part of Purchaser to obtain a refund or replacement Product.

9.0	INSURANCE

9.1 Supplier, at its expense, shall procure and maintain and shall require its subcontractors to procure and maintain in effect without interruption during the term of this Contract policies of insurance providing, at a minimum, the coverages and limits specified, and complying with the other requirements stated below:

9.1.1	Commercial General Liability insurance (or equivalent) on an occurrence (not claims made) basis, in an amount not less than $2,000,000 (two million dollars) for any one occurrence including broad form contractual liability coverage, product liability, and at least two years completed operations, broad form property damage and severability of interest for each insured.

9.1.2	Business Auto Liability insurance covering owned, non-owned, and hired vehicles in an amount not less than $2,000,000 (two million dollars) combined single limit for bodily injury and property damage for any one occurrence.

9.1.3	Statutory Workers’ Compensation covering the legal liability of Supplier under the applicable worker compensation or occupational disease laws of the State or Federal Government for claims for personal injuries and death resulting therefrom to Supplier in amounts required by statute. Supplier shall have Employer’s Liability insurance covering Supplier in an amount not less than $1,000,000 (one million dollars).

9.1.4	Excess liability or umbrella liability insurance in an amount not less than $3,000,000 (three million dollars) for any one occurrence. Any excess liability or umbrella policy shall be applicable to the general liability, auto liability and employer’s liability policies that are required.

9.1.5	Subrogation. Supplier and its subcontractors hereby waive and relinquish and agree to require its insurer(s) to waive and relinquish any right of subrogation against the Purchaser it might possess for any policy of insurance required under this Agreement or under any State or Federal Workers’ Compensation or Employers’ Liability Act.

9.1.6	Additional Insured. The coverages required in paragraphs 9.1.1, 9.1.2 and 9.1.4 shall name the Purchaser and Persons Indemnified as an additional insured with respect to liability arising out of products, ongoing operations, work (including completed operations), and Services performed by or on behalf of the Supplier for Purchaser or the Persons Indemnified under this Agreement.

9.1.7	Written Certificate of Insurance. Supplier shall require its insurer to notify Purchaser thirty (30) days prior to the Effective Date of any cancellation or material change in any of the required policies. Prior to beginning any Services and annually (by the policy renewal date of each year) thereafter for every year that this Contract is in force, Supplier shall submit to Purchaser, Certificates of Insurance evidencing the coverage prescribed by this Contract and certifying the amount and nature of such coverage, the expiration date(s) of each applicable policy and that such policies have been endorsed as required by this Contract. All such Certificates of Insurance shall be submitted to Purchaser at the address for deliver of such as indicated in the Purchase Order. Supplier shall furnish to Purchaser such additional information concerning its insurance coverage as Purchaser shall reasonably request in writing.

9.1.8	Deductibles. To the extent that Supplier or its subcontractors utilize deductibles in conjunction with the insurance required by this Contract, all deductible expenses will be assumed by Supplier or its subcontractors and will be considered as Supplier expenses and not part of the normal expenses associated with this Contract.

9.1.9	Non-Limitation on Supplier Liability. The obligations for Supplier to procure and maintain insurance shall not be construed to waive or restrict other obligations of Supplier or limit the liability of Supplier whether or not same is covered by insurance.

9.1.10	Additional Insurance Requirements. At any time during the life of this Contract, Purchaser may require Supplier to obtain and maintain additional insurance with coverage or limits in addition to those above described.

9.1.11	Insurance Providers. Insurance is to be placed with insurers with a Best’s rating of no less than A VII or equivalent.

9.1.12	Primary Insurance. The Supplier or its subcontractors’ insurance shall be primary insurance with respect to the Services for Purchaser, its employees and agents, parent and affiliates, directors and officers. Any insurance or self insurance maintained by Purchaser or any Affiliate shall be excess of the Supplier’s and subcontractors’ insurance and shall not contribute with it.

9.1.13	Except as otherwise provided herein, Supplier shall be responsible for and shall bear the risk of loss of or damage to any property of Supplier and any property for which it is responsible, wherever located, and any insurance provided for such property shall be at Supplier’s expense.

10.0	INDEMNITY

10.1 Applicable in Alabama. Supplier shall indemnify and hold harmless any person or entity of Persons Indemnified from and against any and all loss, damage or liability resulting from demands, claims, suits, or actions of any character presented or brought for any injuries (including death) to persons and for damages to property to the extent caused by or arising out of any negligent (including strict liability), wanton or intentional act or omission of Supplier, any of its subcontractors, anyone directly or indirectly employed by any of them or anyone for whose acts any one of them may be liable, or in any way associated with or connected with the performance of any work or obligations under the Contract. The indemnity provided in this Section shall include, but not be limited to court costs, attorney’s fees, costs of investigation, costs of defense, settlements, and judgments associated with such demands, claims, suits or actions. The indemnity provided in this Section is intended for the benefit of Purchaser and also for the benefit of any other person or entity of Persons Indemnified. Supplier’s indemnification obligations under the Contract shall in no way be limited by the limitation on amount or type of damages, or by any compensation or benefits payable by or for Supplier, or any of its subcontractors, under any worker’s compensation act, employer liability act, disability act or other employee benefit act. The Contractor shall pay any and all attorneys’ fees, expenses, and costs incurred by the Indemnified Parties which relate to the enforcement of the indemnity conditions and obligations of the Contractor, including without limitation the additional insured protection and other obligations of the Contractor, under the Contract. The indemnification obligation stated in this Agreement shall be independent of and shall not be limited by or limit the obligations of Contractor under the Paragraph above entitled “Insurance”. The indemnification provided in this Section shall survive the cancellation, termination or expiration of the Contract. Supplier hereby waives any right Supplier may have under governing law to assert the contributory negligence of any person or entity of Persons Indemnified as a complete defense to Supplier’s foregoing indemnity obligation(s) and as an absolute bar to such person’s or entity’s foregoing indemnity rights.

10.2 Applicable in Florida. LIABILITY:

10.2.1	Indemnity: In consideration for 1% of all sums paid by Persons Indemnified to Supplier, Supplier hereby agrees to indemnify, defend and hold any person or entity of Persons Indemnified harmless from any and all claims, damages, costs (including attorneys’ fees and court costs), suits or actions of any character for damages to persons and/or property to the extent arising out of, related to, or in any way associated or connected with (1) the performance of any work covered by this Contract, or any work on the project to which this Contract relates., and (2) any wrongful or negligent act, omission, misconduct, or violation of employment laws by the Supplier or by any agent, servant, employee, contractor, subcontractor, sub-subcontractor, or materialman of Supplier. Notwithstanding the foregoing, Supplier shall not be obligated to indemnify any person or entity of Persons Indemnified for any claim of, or damages resulting from, gross negligence or willful, wanton or intentional misconduct of any person or entity of Persons Indemnified, or for statutory violation(s) or punitive damages except and to the extent the statutory violation(s) or punitive damages are caused by or result from the acts or omissions of Supplier or any of Supplier’s contractors, subcontractors, sub-subcontractors, materialman, or agents of any tier or their respective employees. The Contractor shall pay any and all reasonable attorneys’ fees, expenses, and costs incurred by the Indemnified Parties which relate to the enforcement of the indemnity conditions and obligations of the Contractor, including without limitation the additional insured protection and other obligations of the Contractor, under the Contract. The indemnification obligation stated in this Agreement shall be independent of and shall not be limited by or limit the obligations of Contractor under the Paragraph above entitled “Insurance”. The indemnity provided in this Section shall survive the cancellation, termination or expiration of the Contract.

10.2.2	Waiver of Worker’s Compensation Defense: In the event of any suit, claim or action of any character (including without limitation any action for indemnity and/or contribution) by Persons Indemnified against Supplier for or in any way relating to injuries to Supplier’s employees, Supplier hereby agrees to waive any defense and/or claim of worker’s compensation immunity or any other immunity defense as provided in Chapter 440, Florida Statutes. Supplier understands, agrees and acknowledges that the waiver described in this paragraph b. includes a waiver of any defense to any action by Persons Indemnified for contribution against Supplier in which Supplier would or could otherwise assert that there is no common liability between Persons Indemnified and Supplier for injuries to Supplier’s employees. The term “employees” as used herein includes but is not limited to any and all leased employees, temporary employees and/or independent contractors.

10.2.3

Monetary Limitation on Indemnification (construction contracts only): This paragraph applies only to this agreement to the extent that this agreement is subject to the provisions of §725.06 of the Florida Statutes. In such case, Supplier’s obligations to Persons Indemnified as set forth in subparagraph a. above solely with regard to liability for damages to persons or property caused in whole or in part by any act, omission, or default of Persons Indemnified arising from this agreement or its performance, per occurrence, shall be limited to $10,000,000.00 which amount Supplier understands, agrees and acknowledges bears a reasonable commercial relationship to this Contract and was made part of the Contract Documents, if any, that preceded this agreement. To the extent that any Technical Specifications and/or other Contract Documents are applicable to the scope of Supplier’s work under this contract, the terms of this paragraph (including, without limitation, this subparagraph c.) are hereby incorporated into such Technical Specifications and/or other Contract Documents. In the event that the amount specified above in this paragraph c. is deemed to be unenforceable pursuant to §725.06 of the Florida Statutes, the monetary limitation specified by this paragraph shall not be less than $1 million per occurrence.

10.3 Applicable in Georgia. To the fullest extent permitted by law, Supplier shall and does hereby agrees to indemnify, hold harmless and defend any person or entity of Persons Indemnified from and against any and all claims, losses, damages, expenses and all other liabilities to the extent arising out of or resulting from Supplier’s, or any of its agents’, employees’ or subcontractors’, performance or failure to perform under the Contract, including, without limitation, demands, claims, suits, or actions of any character presented or brought for any injuries (including death) to persons and for damages to property to the extent caused by or arising out of any negligent (including strict liability), wanton or intentional act or omission of Supplier, any of its subcontractors, anyone directly or indirectly employed by any of them or anyone for whose acts any one of them may be liable, or when such acts or omissions are in any way associated or connected with the performance of any work or obligations under the Contract in whatever manner the same may be caused The foregoing indemnity shall include, but not be limited to, court costs, reasonable attorney’s fees, costs of defense, settlements, and judgments associated with such demands, claims, suits or actions. The indemnity provided in this Section is intended for the benefit of Purchaser and also for the benefit of any other person or entity of Persons Indemnified. Supplier’s indemnification obligations under the Contract shall in no way be limited by the limitation on amount or type of damages, compensation or benefits payable by or for Supplier, or any of its subcontractors, under any workers’ compensation act, employer liability act, disability act or other employee benefit act. Supplier shall pay any and all reasonable attorney’s fees, expenses and other costs incurred by Persons Indemnified, which relate to the enforcement of the indemnity conditions and obligations of Supplier under the Contract. The Contractor shall pay any and all reasonable attorneys’ fees, expenses, and costs incurred by the Indemnified Parties which relate to the enforcement of the indemnity conditions and obligations of the Contractor, including without limitation the additional insured protection and other obligations of the Contractor, under the Contract. The indemnification obligation stated in this Agreement shall be independent of and shall not be limited by or limit the obligations of Contractor under the Paragraph above entitled “Insurance”. The indemnity provided in this Section shall survive the cancellation, termination or expiration of the Contract.

10.4 Applicable in Mississippi. Supplier shall indemnify, hold harmless and defend any person or entity of Persons Indemnified from and against any and all loss, damage or liability resulting from demands, claims, suits, or actions of any character presented or brought for any injuries (including death) to persons and for damages to property to the extent arising out of, related to, or in anyway associated or connected with any wanton or intentional or negligent act or omission of Supplier in performance of the work obligations under the Contract. In the event such losses, damages or liabilities are caused by or arise out of the joint, concurrent or contributory negligence of any person or entity of Persons Indemnified, the loss shall be borne by Supplier and Purchaser proportionally to their degree of negligence. In no event shall Supplier’s obligation to indemnify hereunder exceed Supplier’s proportionate share of negligence. Supplier will be responsible for all damages and injury to property of any character during its prosecution of the work under the Contract which may result from any act, omission, negligence, or misconduct in the manner or method of executing the work, or from any failure to perform it satisfactorily, or resulting from the non-execution of the work at any time, or any defective work or materials. The responsibility of Supplier to indemnify for all damages and injury to property shall extend to damages caused by acts or omissions of any of the subcontractors of Supplier, or the agents, servants, or employees, of any such subcontractor. The indemnity provided in this Section shall include, but not be limited to court costs, reasonable attorney’s fees, costs of investigation, costs of defense, settlements, and judgments associated with such demands, claims, suits or actions. The indemnity provided in this Section is intended for the benefit of Purchaser and also for the benefit of any other person or entity of Persons Indemnified. Supplier’s indemnification obligations under the Contract shall in no way be limited by the limitation on amount or type of damages, compensation or benefits payable by or for

Supplier, or any of its subcontractors, under any workers’ compensation act, employer liability act, disability act or other employee benefit act. Supplier shall pay any and all attorney’s fees, expenses and other costs incurred by Persons Indemnified which relate to the enforcement of the indemnity conditions and obligations of Supplier under this Section. The Contractor shall pay any and all attorneys’ fees, expenses, and costs incurred by the Indemnified Parties which relate to the enforcement of the indemnity conditions and obligations of the Contractor, including without limitation the additional insured protection and other obligations of the Contractor, under the Contract. The indemnification obligation stated in this Agreement shall be independent of and shall not be limited by or limit the obligations of Contractor under the Paragraph above entitled “Insurance”. The indemnity provided in this Section shall survive the cancellation, termination or expiration of the Contract.

11.0	TAXES

Except for domestic sales and use taxes, all applicable Federal, State and other governmental division taxes (or, if applicable, all foreign taxes) levied against the Supplier and/or the Product shall be included in the Contract Price. In addition, all taxes or contributions for unemployment compensation, social security, labor and any other laws with respect to Supplier and its employees, now or hereafter effective shall also be included in the Contract Price. Domestic taxes levied on sales or use of the Product sold hereunder shall not be included in the Contract Price and will be compensated for or paid by Purchaser separately to the extent of legal requirements only.

12.0	RESPONSIBILITY FOR FOREIGN MANUFACTURE

Supplier shall make or provide for the payment of all taxes and import duties, charges, assessments, deposits, bonds or security to governmental authorities (both United States and foreign) necessary to import and to deliver the Product to Purchaser’s designated destination point within the Contract Time. Supplier understands that Purchaser has no responsibility whatsoever for any of such import duties, charges, assessments, deposits, bonds or security.

13.0	RATE OF EXCHANGE

The Contract Price shall not be adjusted due to changes in the rate of exchange of currency between the United States and any foreign country, and Supplier shall be solely liable and responsible for any additional cost associated with foreign manufacture.

14.0	LANGUAGE AND MEASUREMENT SYSTEM

Supplier shall furnish all specifications, documentation, etc. in the English language, and if capacities or quantities are prepared using the Metric System of measurement, they shall be modified by Supplier to also include measurements in the United States customary system of measurement.

15.0	SUBCONTRACTS

Supplier shall bind all subcontractors to the applicable terms of the Contract Documents. Purchaser may require a list of subcontractors. Supplier shall obtain each subcontractor’s written acceptance of such terms and conditions and shall require each subcontractor to assume toward Supplier all of the obligations and responsibilities that Supplier, by the Contract, assumes toward Purchaser. Should Supplier fail to obtain the written acceptance of such terms and conditions by each subcontractor or fail to require each subcontractor to assume toward Supplier all the said obligations and responsibilities that Supplier assumes toward Purchaser, and should such failure cause or contribute to a loss or damage to any person or entity of the Persons Indemnified, then, in such event Supplier shall indemnify and hold such person or entity harmless from any and all losses or damages, and claims or suits so incurred, including expenses and reasonable attorneys fees with respect thereto. The indemnity provided in this Section entitled, SUBCONTRACTS, is intended for the benefit of Purchaser and also for the benefit of Persons Indemnified. Supplier shall be as fully responsible to Purchaser for the acts and omissions of its subcontractors and of the persons either directly or indirectly employed by its subcontractors as Supplier is for the acts of the persons directly or indirectly employed by itself.

16.0	ASSIGNMENT OF CONTRACT

The Contract shall be binding upon the parties, their partners, successors, assigns and legal representatives. Supplier shall not assign or transfer, directly or indirectly, the whole or any part of the

Contract, the Product, or any of Supplier’s rights or obligations or any moneys at any time payable to Supplier under the Contract, without the prior written consent of Purchaser. Any attempted assignment without Purchaser’s prior written consent shall be null and void and of no effect. Purchaser reserves the right to assign the Contract and all related rights (with respect to all or part of the Product) to any one or more of the Affiliates upon written notice to, but without the consent of, Supplier.

17.0	COMPLIANCE WITH LAWS AND REGULATIONS

17.1 Supplier shall comply, and shall require its employees, agents, representatives, subcontractors and subcontractors’ employees to comply, at all times with all applicable Federal, state, county, and municipal laws, regulations, rules, codes, ordinances, policies, guidance, directives, orders and decrees which in any manner affect the Contract or its performance. Without limiting the generality of the foregoing statement, such laws and regulations shall include, but are not limited to, all such laws and regulations with respect to labor laws, including, without limitation, use of U. S. citizens or properly documented alien workers under the Immigration Act of 1990 and the Immigration and Nationality Act of 1952, as amended, and observance of applicable occupational safety and health standards promulgated pursuant to the Occupational Safety and Health Act of l970.

17.2 To the fullest extent permitted by law, Supplier agrees to and shall indemnify, release and hold harmless each person or entity of the Purchaser, its affiliates, its parent, and the directors, officers, representatives, agents, employees and assigns of each of them, and all parties claiming through them (“Persons Indemnified”) from and against all claims, demands, suits or actions of every kind and nature presented or brought for any claim or liability and for all damages and costs incurred by the Persons Indemnified, including, without limitation, reasonable attorneys’ fees and costs, arising from or related to the violation of any such law, regulation, rule, code, ordinance, policy, guidance, directive, order or decree by Supplier or its employees, agents, representatives, subcontractors or subcontractors’ employees.

17.3 Supplier shall maintain complete documentation and records concerning compliance with all applicable legal requirements. Throughout the term of this Contract, and for the longer of: (a) six years after termination of the Contract; or (b) as required by applicable legal requirements, Supplier shall maintain and permit Purchaser representatives, during normal business hours, to examine, audit and make copies of all documentation and records of Supplier (and, if applicable, its parent, affiliates and subsidiaries) relating to compliance with applicable legal requirements.

18.0	COMPLIANCE AND ETHICS.

18.1 Electronic Communications. Supplier and its directors, officers, employees, sub-contractors, suppliers, or agents (all of whom, including Supplier, are collectively referred to in this Article as “Supplier Representatives”) who access any computer system of Purchaser or any of its affiliates (collectively referred to in this Article as “Purchaser”) while on Purchaser’s premises or by remote access shall comply with Purchaser’s electronic communications, e-mail, and internet use policies.

18.2 On-Site Activities. If any Supplier Representative is to be on the premises of or under the control of Purchaser the following provisions shall apply:

18.2.1	Site Rules and Regulations/ Drug and Alcohol Screening / Eligibility Guidelines. Supplier represents and warrants that it and its Supplier Representatives will comply with all site rules, regulations, policies and guidelines including, but not limited to, the Purchaser policies which may require certain personnel to undergo drug and alcohol screening, background screening and to meet certain eligibility guidelines. Without limitation, if any Supplier Representative fails to comply with Purchaser site rules, regulations, policies and guidelines including, but not limited to, those related to electronic communications, e-mail, internet use, drug and alcohol screening, background screening and eligibility, the Purchaser reserves the right, in its sole discretion, to refuse site entry to or remove from the site any or all Supplier Representatives.

18.2.2

No Toleration of Unacceptable Behaviors (Ethics). Supplier Representatives shall at all times conduct their business activities pursuant to this Contract in a highly ethical manner and in compliance with all laws and regulations. It shall not, at any time, exhibit the following behaviors

(collectively, the “Behavior Standards”): (a) Harassment or discrimination of any kind or character, including but not limited to conduct or language derogatory to any individual on the basis of race, gender, color, religion, age, national origin, disability, veteran status or sexual orientation that creates an intimidating, hostile, or offensive working environment. Specific examples include, but are not limited to jokes, pranks, epithets, written or graphic material, or hostility or aversion toward any individual or group; (b) Any conduct or acts such as threats or violence that creates a hostile, abusive, or intimidating work environment. Examples of such inappropriate behaviors include, but are not limited to fighting, abusive language, inappropriate signage, use or possession of firearms on Purchaser property, and destruction of Purchaser or Purchaser’s employee property or the threat of any of the foregoing; (c) Work practices that are unsafe or harmful to the environment; (d) Use of Purchaser’s computers, email, telephone or voice-mail system that in any way involves material that is obscene, pornographic, sexually oriented, threatening, or otherwise derogatory or offensive to any individual on the basis of race, gender, color, religion, age, national origin, disability, veteran status or sexual orientation; (e) The use of, being under the influence of, or possession of alcoholic beverages or unlawful drugs on Purchaser property; or, (f) Engagement in any activity that creates a conflict of interest or appearance of the same, including but not limited to providing gifts and gratuities to Purchaser’s employees. Supplier is responsible for communicating the Behavior Standards to Supplier Representatives who enter the Purchaser’s facility or facilities.

18.2.3	Termination From Non-Compliance With Behavior Standards. Notwithstanding anything in this Contract to the contrary, in the event that Purchaser shall at any time in its sole discretion conclude that any Supplier Representative shall have breached its obligations under this section, Purchaser shall have the right, in addition to all remedies which may be available at law or equity, to immediately cancel this Contract. If a Supplier Representative observes a Purchaser employee doing, or is ever asked by a Purchaser employee to do, something the Supplier Representative considers to be unethical, illegal, or in violation of these behavior standards, Purchaser expects the Supplier Representative to notify Purchaser’s management immediately or call Workplace Ethics at (1-800-754-9452).

19.0	GENERAL SERVICES ADMINISTRATION

General Services Administration: The Purchaser is a government contractor under an Areawide Public Utility Contract with the General Services Administration of the United States Government. Supplier agrees that each of the clauses contained in the Federal Acquisition Regulations referred to below shall, as if set forth herein in full text, be incorporated into and form a part of the Contract, and Supplier shall comply therewith if the amount of the Contract and the circumstances surrounding its performance require Purchaser to include such clause in contracts between Purchaser and others:

(1) 52.203-6	Restrictions on Subcontractor Sales to the Government (JUL 1985);

(2) 52.203-7	Anti-Kickback Procedures (OCT 1988);

(3) 52.219-8	Utilization of Small, Small Disadvantaged and Women-Owned Small business concerns (OCT 1995);

(4) 52.219-9	Small, Small Disadvantaged and Women-Owned Small Business Subcontracting Plan (OCT 1995);

(5) 52.222-26	Equal Opportunity (APR 1984); and

(6) 52.223-14	Toxic Chemical Release Reporting.

Upon written request, Purchaser will provide the full text of any of the above clauses incorporated herein by reference.

Supplier hereby represents and warrants that Supplier is not debarred, suspended or proposed for debarment as a contractor or subcontractor to any department, agency or other division of the United States Government.

20.0	GOVERNMENTAL HEARINGS

20.1 Supplier understands and acknowledges that as a result of its performance of the Contract and the special knowledge it possesses, and in order to defend and explain the decisions, procedures and standards applicable to its furnishing of the Product, Supplier may be called upon to appear as an expert witness at governmental and other hearings. Supplier agrees that it shall appear in such hearings when required by Purchaser. Supplier shall also participate in the preparation of testimony; reports or other documents required in any lawsuits or governmental or other hearings when called upon to do so by Purchaser. All reasonable and actual costs incurred by Supplier for the foregoing shall be reimbursed to Supplier by Purchaser.

21.0	CANCELLATION BY THE PURCHASER FOR BREACH

Purchaser may cancel the Contract or any part thereof for breach in the event of any default, or notification of Purchaser by Supplier of Supplier’s intent to default or if the Supplier fails to comply with any of the provisions of the Contract. Failure to provide Product within the time specified, supply of defective or non-conforming Product and failure to provide Purchaser, upon request, with reasonable assurance of future performance shall be causes allowing Purchaser to terminate the Contract. In the event of such cancellation Supplier shall be liable to Purchaser for any and all damages as may be provided by law or equity. If it should be determined that Purchaser has improperly canceled the Contract, for breach, Purchaser’s action shall be deemed to have constituted a termination of the Contract pursuant to the Section above, entitled TERMINATION BY THE COMPANY FOR CONVENIENCE.

22.0	SUPPLIER LIMITATION OF LIABILITY

Neither Party shall be liable to the other Party for consequential damages, including but not limited to, (i) loss of profit or revenue resulting from the failure of Supplier to make delivery as specified herein or resulting from its failure to meet the Technical Specifications herein in regard to the Product, (ii) damages suffered by Purchaser as a result of the loss of the use of its power system or production facilities, (iii) cost of purchased or replacement power, (iv) damages suffered by customers of Purchaser for service interruptions or (v) cost of capital, whether such liability is based on contract, warranty, tort (including negligence and strict liability) or otherwise.

With the exception of third party claims for which Supplier is obligated to Purchaser under paragraphs 10.1, 10.2, 10.3 and 10.4 (Indemnity), or Supplier’s obligations to Purchaser under paragraph 6 (Proprietary Interest Indemnification),or Supplier’s obligations under Article 27 (Title), the total cumulative liability of a Party to the other Party and/or its Affiliates under a Purchase Order, as defined herein, shall not exceed one and a quarter (1.25) times the amount of the applicable Purchase Order.

23.0	SUPPLIER’S RIGHTS UPON BREACH BY COMPANY

23.1 Supplier agrees that it can absolutely be compensated by money damages for any breach of the Contract which may be committed by Purchaser, and Supplier agrees that no default, act or omission of Purchaser shall constitute a material breach of the Contract entitling Supplier to cancel or rescind the Contract or to suspend or abandon performance. Supplier further waives any and all rights and remedies to which it might otherwise be entitled because of any act or omission of the Purchaser, saving only its rights to money damages.

23.2 Supplier shall have no right to consequential damages by reason of Purchaser’s breach of the Contract or any acts of Purchaser under the Contract, and Supplier hereby waives any and all rights to consequential damages.

24.0	DELIVERY

Unless agreed otherwise, the Product shall be shipped F.O.B. destination, freight pre-paid and added as a separate line item to the applicable invoice. Title and risk of loss to the Product shall pass to Purchaser upon delivery at the destination point designated in the Section entitled, ALLOCATION OF RESPONSIBILITY. Supplier shall file claims for loss or damage, if any.

25.0	INVOICING AND PAYMENT

25.1 Purchaser shall pay to Supplier, within thirty (30) days after receipt of an accurate and properly substantiated invoice or acceptance of the Products by Purchaser, whichever is later, one hundred percent (100%) of the undisputed invoice amount of the Contract Price for the Products.

25.2 Supplier must submit all invoices to the Purchaser address and to the attention of the Purchaser representative designated in the Contract. Purchaser shall not be responsible for any delays in payment or failure to pay any invoices which are improperly addressed.

25.3 Any terms and conditions included in an invoice shall be deemed solely for the information of Purchaser and no such term or condition shall be binding upon Purchaser, and no action by Purchaser, including without limitation the payment of any invoice in whole or in part, shall be construed as binding or estopping Purchaser with respect to any such term or condition unless the invoice term or condition has been agreed to by Purchaser in, and is binding upon Purchaser with respect to such invoice by virtue of the Contract or a binding Modification thereto.

26.0	AUDIT

Supplier shall maintain books and records, in accordance with generally accepted accounting principles and practices. The accounting records shall be adequately safeguarded and protected at their source locations for the longer of three (3) years after final payment or as may be required by law. Purchaser, its auditors and other authorized representatives have the right to review and audit, and shall be afforded access to, Supplier’s pertinent books, accounts, ledgers, bank records, receipts, vouchers, purchase orders and other records to verify amounts, deposits, disbursements and accounting in order to determine whether Supplier has properly computed the amounts and charges invoiced to Purchaser. Information obtained by Purchaser in examining Supplier’s accounting books and records shall not be disclosed to third parties without Supplier’s consent, unless such disclosure is ordered by a governmental agency or a court of competent jurisdiction with respect to any litigation or other proceeding involving the Contract.

27.0	TITLE

27.1 Supplier warrants that title to the Product shall pass to Purchaser free and clear of all liens, claims, security interests or encumbrances.

27.2 Supplier shall, whenever requested to do so, furnish Purchaser, in such detail as may be required by Purchaser, statements in writing of all sums owed by Supplier or subcontractors for services rendered, labor performed, or equipment, materials, provisions, supplies, tools, or equipment furnished or used, or to be used in the performance of the Contract. If at any time there shall appear to be any claim, lien, garnishment, attachment, or suit (collectively “a Lien”) chargeable to Supplier or any of its subcontractors for which, if established, Purchaser might become liable, or Purchaser’s property, including the Product, might become affected. Purchaser shall have the right to retain out of any payments then due or thereafter to become due, an amount sufficient to completely indemnify it against such Lien, including reasonable attorneys’ fees and other expenses in connection therewith. If any such Lien is filed or remains unsatisfied after all Contract payments are made, Supplier shall indemnify and hold harmless Purchaser for all moneys that Purchaser may be compelled to pay in discharging such Lien, including all expenses and reasonable attorneys’ fees.

28.0	INDEPENDENT CONTRACTOR

Supplier shall be deemed an independent contractor in the performance of the Contract and shall not be considered or permitted to be an agent, servant, joint venturer or partner of Purchaser. All persons furnished, used, retained or hired by or on behalf of Supplier shall be considered to be solely the employees or agents of Supplier and Supplier at all times shall maintain such supervision and control over its employees and agents as is necessary to preserve its independent contractor status. Supplier shall be responsible for payment of any and all unemployment, social security, and other payroll taxes for its employees and agents, as applicable, including any related assessments and contributions required by law.

29.0	SURVIVAL OF REPRESENTATIONS

The rights and responsibilities of the parties under such Sections that by their sense and context are intended to survive shall be effective notwithstanding any other provisions of the Contract and shall survive the completion, expiration, termination or cancellation of the Contract or final acceptance of the work.

30.0	SUPPLIER REPRESENTATIVE

Supplier shall designate in writing a representative who shall have full authority to execute any and all instruments requiring the signature of Supplier, and to otherwise act on behalf of Supplier with respect to all matters arising out of the Contract.

31.0	POLICIES AND PROCEDURES

Any of Supplier’s personnel who perform any work at Purchaser’s plants or offices shall comply with the security, drug and alcohol, and other policies and procedures in effect at said plants or offices. Supplier’s personnel may be required to attend specific indoctrination prior to their admission to said plants or offices. Purchaser reserves the right to refuse plant entry to any or all Supplier personnel.

32.0	TIME OF THE ESSENCE

Time is of the essence for performance under the Contract and all obligations of Supplier must be performed in a prompt and timely manner and in accordance with any schedules agreed to under the Contract. The acceptance of any late performance with or without objection or reservation by Purchaser shall not waive any rights of Purchaser nor constitute a waiver of the requirement of timely performance of any obligation of Supplier remaining to be performed.

33.0	NOTICES

All notices permitted or required to be given under the Contract shall be in writing and shall be deemed duly given upon personal delivery or on the fourth day following the date on which each such notice is deposited postage prepaid in the United States Mail, registered or certified, return receipt requested or on the next business day after being sent by a nationally recognized overnight courier service which provides proof of receipt. All notices shall be delivered or sent to the other Party at the address(es) shown in the applicable Purchase Order or to any other address(es) as a Party may designate by ten (l0) days prior written notice given in accordance with this provision.

34.0	MISCELLANEOUS

34.1	No Waiver

No waiver by Purchaser, either by act or failure to act, of any default by or obligation of Supplier in the performance of its obligations under the Contract shall be deemed or construed to be a waiver, whether prior or subsequent, of the same or any other default by or obligation of Supplier.

34.2	Amendment

Except as provided herein, the Contract may be changed only by a written instrument duly executed by authorized personnel of the parties.

34.3	Governing Law, Cumulative Remedies

By choice of the parties, all disputes relating to the execution, interpretation, construction, performance, or enforcement of the Contract and the rights and obligations of the parties hereto shall be governed by the laws of, and resolved in the State or Federal courts in, the state of the principal place of business of Purchaser; and, Supplier hereby consents to and waives any objection to venue and jurisdiction in such courts. Subject to any applicable limitation of liability set forth herein, the rights and remedies of Purchaser herein are cumulative and in addition to any and all rights and remedies which may be provided by law or equity.

34.4	Captions

The Section and Section headings in each of the Contract Documents are for ease of reference only and shall not be used to interpret the meaning thereof.

34.5	Severability

The Contract is made subject to all laws, regulations and orders of the State and Federal Governments and their duly constituted agencies and boards having jurisdiction over the subject matter thereof. In the event that the Contract or the performance thereof shall violate any existing or future such law, regulation or order, or in the event that such existing or future law, regulation or order materially hinders or interferes with Purchaser’s intended utilization of the Product, then, in either event the Contract shall terminate and Purchaser and Supplier shall adjust their accounts, effective as of such termination. The unenforceability or invalidity of any provision of any of the Contract Documents shall not affect the validity or enforceability of the remaining provisions thereof, but such remaining provisions shall be construed and interpreted in such a manner as to carry out fully the intent of the parties; provided, however, that should any judicial body interpreting any of the Contract Documents deem any provision thereof to be unreasonably broad in time, scope or otherwise, it is the intent and desire of the parties hereto that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

34.6	Publicity

Supplier shall submit to Purchaser all advertising, sales promotion or other publicity matter relating to the Contract wherein the Purchaser’s name or the name of its Parent Company or of any of its Affiliates is mentioned, and Supplier shall not use or publish such advertising, sales promotion or publicity matter without the prior written consent of Purchaser.

34.7	Successors and Assigns

The Contract shall inure to the benefit of and be binding upon the respective successors and permitted assigns, if any, of the parties, provided that this Section entitled, Successors and Assigns, shall not be construed to permit any attempted assignment which would be unauthorized or void pursuant to any other provision of the Contract.

34.8	Conditions to Close

This contract is contingent upon the Financial Close of the debt financing for Red River Environmental Products, LLC’s. LLC’s first production line prior to December 31, 2008, and Supplier shall so advise Purchaser when such financing closes, identifying the lead bank. In the event that Supplier fails to close the Financing then this Contract shall terminate and the Parties shall have no further obligation whatsoever to each other.